communication intelligence corporation

FOR IMMEDIATE RELEASE

CIC Names Nhan T. Nguyen CTO

Redwood Shores, CA, January 24, 2011 – Communication Intelligence Corporation (“CIC” or the “Company”) (OTC BB: CICI), a leading supplier of electronic signature solutions and the recognized leader in biometric signature verification, announced today the appointment of Nhan T. Nguyen PhD as Chief Scientist and Chief Technology Officer.

Dr. Nguyen has over 20 years of professional leadership experience in information technology for companies including start-ups, such as Pay By Touch, Yodlee, iPIN (now Aepona), and large corporations, such as Bank of America and TRW (now Northrop Grumman). Dr. Nguyen also has extensive professional and consulting experience with a number of prominent Silicon Valley firms, including a networking equipment manufacturer, an online marketplace, a social media venture and the interactive multimedia arm of an entertainment company, among others.

“We are delighted to welcome Nhan to CIC,” said Philip Sassower, Chairman and CEO of the Company. “He is a talented and innovative technology leader to take CIC to the next level in serving not only financial institution and insurance company customers, but also additional market segments previously unaddressed by CIC. This is a key hire and is consistent with the recent incremental investment made by Phoenix Venture Fund in CIC.”

Dr. Nguyen said, “I believe that CIC has the best biometric and electronic signature technology in the market. I am joining CIC to lead the creation of the next generation of electronic signature solutions for a variety of new markets and customers. It is a pleasure to have this exciting opportunity for innovation.”

Acting President and COO, William Keiper, said, “I have gotten to know Nhan over the past month and am convinced he is the right person at the right time to lead CIC in creating the next generation of electronic signature solutions. His leadership brings to CIC’s product development efforts the rigor of a Fortune 500 company along with the energy and commitment of a start-up.”

About Nhan T. Nguyen
Dr. Nguyen’s experience includes product development, design, architecture and programming, as well as technology operations. From Fortune 500 companies to start ups, Dr. Nguyen has implemented and deployed products and services for brick and mortar merchants, as well as for online and mobile businesses. Dr. Nguyen most recently was CTO at Gemstone Global Services where he led and managed a technology implementation service group that provides development of products and services principally for Fortune 500 companies. Prior to Gemstone, Dr. Nguyen served as CIO and CTO of innovative payments player Pay By Touch (“PBT”), where he led the technology strategy, implementation and operations for all products and services including a retail authentication and payment cloud service. Dr. Nguyen joined PBT from Yodlee, an online software as a service (SaaS) financial account aggregation services firm. There, as CTO, he spearheaded the launch of the Yodlee Java technology platform. Prior to Yodlee, Dr. Nguyen was Senior Vice President of Technology and Operations at iPIN (now Aepona), a company that provides online, and mobile micro/macro payment transaction solutions for companies such as British Telecom, Vodafone, France Telecom and HSBC. He also served as Senior Vice President of Enterprise Technology at Bank of America, where he was responsible for the design, implementation and deployment of an early J2EE high volume transaction processing middleware SOA infrastructure that was deployed on both distributed and mainframe platforms.

About CIC
CIC is a leading supplier of electronic signature products and the recognized leader in biometric signature verification. CIC enables companies to achieve truly paperless workflow in their eBusiness processes by providing multiple signature technologies across virtually all applications. CIC’s solutions are available both in SaaS and on-premise delivery models and afford “straight-through-processing,” which can increase customer revenue by enhancing user experience and can also reduce costs through paperless and virtually error-free electronic transactions that can be completed significantly faster than paper-based processes. CIC is headquartered in Redwood Shores, California.  For more information, please visit our website at http://www.cic.com

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company’s solutions; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations & Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com

275 shoreline drive #500   •    redwood shores  •    ca 94065 usa   •    650-802-7888 t    •    650-802-7777 f